                                                                   EXHIBIT 10(u)




                                          April 9, 1997


Mr. Andrew P. Hines
20 Saddle River Road
Far Hills, New Jersey 07931


Dear Mr. Hines:

        This letter sets forth our understanding and agreement with respect to your resignation as Senior Vice President and Chief Financial Officer of Woolworth Corporation (the "Company"), and sets forth the arrangements to which we have agreed.

        1. Termination of Employment. You shall resign as Senior Vice President and Chief Financial Officer of the Company, and from all other positions you hold with the Company or any of its subsidiaries, as of April 30, 1997 (the "Resignation Date"), and you shall execute and deliver a letter of resignation in the form annexed hereto as Attachment A. Although you shall not be required to appear regularly for work after the close of business on April 9, 1997, you shall, as may reasonably be requested by the Company, cooperate in performing the duties of the Company's Chief Financial Officer during the period prior to the Resignation Date. From May 1, 1997 to January 31, 1998 (the "Termination Date") you shall be on permanent leave of absence, whereupon your employment with the Company shall terminate.

        2. Payments. The Company shall make the following payments to you or, in the event of your death prior to the date of any such payment, to your estate:

        a. From the date hereof to January 31, 1998, the Company shall continue to pay you your base salary, at the rate of $30,417 per month, in accordance with its normal payroll practices and policies.

        b. For each of the months of February, March, and April 1998, the Company shall make a payment to you, no later than the 30th day of each month, in the amount of $30,417 per month.

        c. You shall receive a lump sum payment under the Company's Annual Incentive Compensation Plan for 1996 in the amount of $188,067, payable on or before April 30, 1997. You shall be eligible to receive a payment under the Long-Term Incentive Compensation Plan for the 1994-96 plan period, which is now estimated to be in the amount of $-0-, in accordance with the terms of that plan. You shall not be entitled to receive any payment under the Annual Incentive Compensation Plan for 1997 or under the Long-Term Incentive Compensation Plan for any other period.

        d. The Company shall promptly reimburse you for your legal fees incurred in the negotiation and preparation of this agreement, up to a maximum amount of $5,000.

        e. All amounts payable to you hereunder shall be subject to appropriate withholding for federal, state, and local income taxes.

        3. Stock Option and Stock Purchase Plans. All unexercised stock options granted to you prior to the date hereof, and not exercised or cancelled on or before the Termination Date, pursuant to the provisions of the 1986 Woolworth Stock Option Plan or the 1995 Woolworth Stock Option and Award Plan, as applicable, (the "Option Plans"), shall remain exercisable, in accordance with the relevant provisions of the Option Plans. Attached hereto as Attachment B is a schedule setting forth such stock options. Your "effective date of termination" for purposes of the Option Plans shall be the Termination Date and you shall be deemed to have terminated your employment without cause on that date. In the event of your death prior to May 1, 1998, your estate shall have the same rights to exercise such stock options, and for the same period, as you would have had if you had not died.

        Your right to participate in the 1994 Woolworth Employees Stock Purchase Plan shall be in accordance with the terms of such plan and shall cease as of the Termination Date.

        4. Other Benefits.

        a. Your participation in the medical, drug, dental, life insurance, and voluntary accidental death and dismemberment plans for active employees of the Company shall cease on the Termination Date, subject to your right to continue coverage under the provisions of COBRA. Your participation in the long-term disability plan shall cease on April 30, 1997. After April 30, 1997, you shall not accrue any further benefits under the Woolworth Retirement Plan or the Woolworth Excess Cash Balance Plan and you shall not participate in or receive or accrue further benefits under the Woolworth 401(k) Plan. The Company will continue payment of the premiums for the universal life insurance policy with MetLife presently in place through the Termination Date, which policy is owned by you (or, if it is subsequently determined that such policy is owned by the Company, the Company will arrange to transfer the policy to you).

        b. The Company shall provide to you, at its expense, until the earlier of April 30, 1998 or such time as you shall have secured other full-time employment, the services of an out-placement consultant of your choice, at a total cost to the Company not to exceed $15,000.

        5. Confidentiality; Non-Competition; Etc.

        a. You agree that during any period during which payments are being made to you hereunder, and thereafter, you shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or its business (which shall be defined as all such information, knowledge and data coming to your attention by virtue of your employment at the Company except that which is otherwise public knowledge or known within the Company's industry). During such period, you shall not, without the prior written consent of the Company, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter and unless required by lawful process or subpoena, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

        b. You agree that during the period from the date hereof to April 30, 1998, you will not

        (i) participate, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, consultant, independent contractor, advisor, joint venturer, investor, lender, or in any capacity whatsoever (within the United States of America, or in any country where the Company or any of its subsidiaries does business) (A) in activities competitive with any business conducted by Company or any subsidiary or affiliate thereof on the date hereof or contained in the 1997 strategic plan of the Company, or (B) in activities undertaken for or on behalf of any person listed in Attachment C, or any subsidiary or affiliate thereof; provided, however, that such participation shall not include (x) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; or (y) any activity engaged in with prior written approval of the Company; or

        (ii) intentionally recruit, solicit, or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

        c. Both parties agree that they will not make, or cause to be made, any statements, observations or opinions, or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputations of the other and, in the case of Mr. Hines, the reputation of the directors, officers, employees, divisions and subsidiaries of the Company; provided, however, that nothing herein will prohibit or in any way limit compliance by the Company or you with applicable state and federal securities laws.

        d. You acknowledge your obligations under the federal securities laws not to trade in the Common Stock of other securities of the Company while in possession of material, non-public information concerning the Company. Further, you agree that between the date hereof and the Termination Date you will not engage in any transactions in the Common Stock or other securities of the Company during the seven trading days preceding and the three trading days following the planned date of each quarterly release of the Company's earnings. The Company shall notify you of the planned dates of such earnings releases at the same time it notifies its executive officers.

        e. If you violate the provisions of this Section , or if you fail to perform the duties of the Company's Chief Financial Officer as specified in
Section 1, you will forfeit your entitlement to any payments pursuant to the provisions of Sections 2(a), 2(b), or 2(d) and to the continuation of the services specified in Section 4(b) and the Company shall not have any further obligation under this letter agreement (provided, however, that any continuing obligation of the Company under any stock option plan or benefit plan or program by which you are then covered shall not thereby be affected). In addition, you agree that the Company shall have such other rights, including but not limited to injunctive relief, as may be provided under applicable law. You acknowledge that a violation by you of the provisions of Sections 5(a), 5(b), or 5(c) would cause irreparable injury to the Company, for which there would be no adequate remedy at law. Notwithstanding the foregoing, if you violate the provisions set forth in paragraph (b) of this section after January 31, 1998, the Company may discontinue the payments specified in Section 2(b) hereof, but shall have no other rights or remedies against you.

        6. Release from Claims. a. In consideration of all of the foregoing, you, for yourself and for your heirs, executors, administrators, successors, and assigns, hereby release and forever discharge the Company and its subsidiaries and affiliates, and their respective officers, directors, employees, or agents, from any and all actions, causes of action, claims, demands, and liabilities of whatsoever nature arising out of, or in connection with, your employment or the termination of your employment with the Company and any of its subsidiaries and affiliates, or otherwise, whether known or unknown which you ever had, now have, or may hereafter have. The foregoing shall include, but not be limited to, any claim of employment discrimination under the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law or any other federal or state labor relations law, equal employment opportunity law, or civil rights law, regulation or order, and any claims under your employment agreement with the Company dated July 3, 1995. Federal law requires that we advise you to consult with an attorney of your choice (at your own cost). In addition, federal law also provides that you have 21 days from the date of this letter to consider your decision to agree to the terms of this agreement, including any release of the Company and its subsidiaries, from liability as provided in this paragraph. Furthermore, you have the right to change your mind at any time within one week after signing. In addition, you hereby acknowledge that you have been given full opportunity to review this letter, including sufficient opportunity for appropriate review with any advisors selected by you. Notwithstanding any other provision of this section to the contrary, this Section 6(a) shall not constitute a release of any and all claims you may have against the Company (i) for breach of any of the provisions of this letter agreement or (ii) that (X) arise out of acts or omissions of the Company occurring after the date hereof and (Y) do not arise out of, or in connection with, your employment or termination of employment with the Company or any of its subsidiaries or affiliates.

        b. You understand and agree that the payments and benefits provided for in this agreement shall be in lieu of any and all amounts that would be payable to you by or on behalf of the Company, including but not limited to all amounts that would be payable to you under the provisions of the employment agreement between you and the Company dated July 3, 1995, and that no other amounts will be paid to you by or on behalf of the Company for any reason whatsoever.

        c. The Company acknowledges that, as of the date hereof, it is not aware of any claim or cause of action that it has against you arising out of or in connection with your employment with the

Company and any of its subsidiaries and affiliates, or otherwise.

        7. Employment Agreement. The employment agreement between you and the Company dated July 3, 1995 is hereby terminated, without further obligation by either party to the other, and shall be of no further force or effect.

        8. Mitigation. The Company agrees that you shall have no obligation to mitigate damages hereunder by seeking other employment and that, other than as provided for in Section 5(e), no reduction of any amounts paid or payable pursuant to this agreement shall be made should you receive compensation or benefits from other employment, nor shall any benefits to which you are entitled by the terms hereof be reduced except as otherwise expressly provided for herein.

        9. Press Release. The Company shall, promptly following the acceptance of your resignation as Senior Vice President and Chief Financial Officer, issue a press release in the form of Attachment D and file a Form 8-K with the Securities and Exchange Commission that has such press release as an exhibit. Any other public disclosure concerning your resignation as the Company's Senior Vice President and Chief Financial Officer will be in a form mutually agreed by the parties, such agreement not to be unreasonably withheld; provided, however, that nothing herein will prohibit or in any way limit compliance by the Company or you with applicable state and federal securities laws.

        10. Assignment. This agreement is binding upon and shall inure to the benefit of the parties and their respective successors, heirs, and permitted assigns. Neither this letter agreement, nor any of the rights arising hereunder, may be assigned by either party, except that, upon written notice to you, the Company may assign its rights and obligations hereunder to an affiliated or successor corporation that agrees in writing to be bound hereby. You agree to execute such additional documents as may be reasonably necessary to carry out the provisions of this letter agreement.

        11. Arbitration. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration in the City of New York, in accordance with the rules of the American Arbitration Association (the "AAA"). The decision of the arbitrator(s) shall be final and binding on the parties hereto and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The costs assessed by the AAA for arbitration shall be borne equally by both parties.

        12. Miscellaneous. This letter agreement represents our total understanding and agreement with regard to the subject matter hereof, and supersedes any previous discussions or writings. This letter agreement may not be amended or modified, and no term or provision hereof may be waived or discharged, unless agreed to in writing by you and the Company. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision hereof.

        The section headings herein are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this agreement.


        This letter agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

        13. Governing Law. This letter agreement shall be governed by, and construed under, the laws of the State of New York applicable to contracts made between residents of such state and to be wholly performed in such state.

        If this letter agreement correctly sets forth our agreement, please execute the duplicate copy of this letter agreement enclosed for that purpose, and deliver it to us, at which time this letter agreement shall serve as a binding and enforceable agreement between us.

                                            Very truly yours,
                                            WOOLWORTH CORPORATION


                                            By: /s/ John F. Gillespie
                                               ------------------------------

Agreed:

/s/ Andrew P. Hines
---------------------------
       Andrew P. Hines

Witnessed:

/s/ Gary M. Bahler
---------------------------
Date: 9 Apr 97
---------------------------

                                  ATTACHMENT A


                                             April 9, 1997


Board of Directors
Woolworth Corporation
233 Broadway
New York, New York 10279

Gentlemen and Ladies:

        I hereby resign my position as Senior Vice President and Chief Financial Officer of Woolworth Corporation, and from any other position as an officer or director that I may hold with Woolworth Corporation and or with any subsidiary or affiliate thereof, effective at the close of business on April 30, 1997.

                                                   Yours truly,


                                                   Andrew P. Hines

                                  ATTACHMENT B



WOOLWORTH CORPORATION - working             STOCK OPTION PERSONNEL SUMMARY AS OF 05/01/97

                                            Andrew Hines                ID: ###-##-####
                                            20 Saddle Hill Road         Country:       USA
                                            Far Hills, NJ 07931         Department:    Corp
                                                                        Termination date - 1/30/98



GRANT    GRANT      PLAN/
NUMBER   DATE       TYPE     GRANTED   PRICE        EXERCISED   VESTED    CANCELLED   UNVESTED   OUTSTANDING   EXERCISABLE
------   --------   ------   -------   ---------    ---------   -------   ---------   --------   -----------   -----------
003189   07/13/94   86/ISO    12,598    $15.8750            0    12,598           0          0        12,598        12,598
003190   07/13/94   86/NQ      2,402    $15.8750            0     2,402           0          0         2,402         2,402
003200   03/08/95   95/NQ     85,000    $15.3750            0    85,000           0          0        85,000        85,000
003535   04/10/96   95/ISO    19,047    $15.7500            0     6,349      12,698          0         6,349         6,349
003536   04/10/96   95/NQ     23,953    $15.7500            0     7,984      15,969          0         7,984         7,984
                             -------   ---------    ---------   -------   ---------   --------   -----------   -----------
                    TOTALS   143,000   ($15.5402)           0   114,333      28,667          0       114,333       114,333

                                  ATTACHMENT C

Nike, Inc.

Reebok

adidas, U.S.A.

                                  ATTACHMENT D



                                                   CONTACT:   Juris Pagrabs
                                                              Vice President
Draft 4/8                                                     Investor Relations
                                                              (212) 553-7017

FOR IMMEDIATE RELEASE



                 WOOLWORTH CORPORATION ANNOUNCES RESIGNATION OF
       ANDREW P. HINES, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


NEW YORK, New York, April 9, 1997 - Woolworth Corporation (NYSE:Z) announced today that Andrew P. Hines, its Senior Vice President and Chief Financial Officer, will resign effective April 30 to pursue other personal interests. The Company expects to name a successor to Hines shortly.

"Andy Hines, hard work and expert guidance, during a particularly challenging rebuilding period, contributed to the success of our financial restructuring, which was completed a year earlier than originally planned," said Roger N. Farah, Chairman of the Board and Chief Executive Officer. "We thank him for his efforts and wish him well."

Woolworth Corporation operates nearly 8,000 stores in North America, Europe, Australia, and Asia, with names such as Foot Locker, Northern Reflections, Woolworth, After Thoughts, and Champs Sports.